EXHIBIT 3.2

CERTIFICATE OF ELIMINATION OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF GERON CORPORATION

(Pursuant to Section 151 of the
Delaware General Corporation Law)

     GERON CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

     FIRST: The date on which the corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was March 24, 1998.

     SECOND: The corporation filed on August 1, 2001 with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Junior Participating Preferred Stock designating the rights, preferences and privileges of the corporation’s Series A Junior Participating Preferred Stock.

     THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of DGCL, have adopted the following resolutions:

     RESOLVED, that none of the authorized shares of the series of Preferred Stock, par value $0.001 per share, of the corporation, designated as “Series A Junior Participating Preferred Stock” in the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on August 1, 2001, are outstanding, and no shares of “Series A Junior Participating Preferred Stock” will be issued subject to the Certificate of Designation with respect to such series;

     RESOLVED FURTHER, that all matters set forth in such Certificate of Designation with respect to such Series A Junior Participating Preferred Stock be eliminated from the Company’s Restated Certificate of Incorporation; and

     RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute this Certificate of Elimination and to file such Certificate of Elimination with the Delaware Secretary of State pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s Restated Certificate of Incorporation all matters set forth therein with respect to such Series A Junior Participating Preferred Stock.

     FOURTH: That all provisions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock are hereby eliminated.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Elimination to be signed by its Executive Vice President, General Counsel and Corporate Secretary as of May 17, 2012.

GERON CORPORATION

By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Executive Vice President, General Counsel
and Corporate Secretary